EXHIBIT 10.1

CARDINAL FINANCIAL CORPORATION

Restricted Stock Award Agreement

THIS RESTRICTED STOCK AWARD AGREEMENT, dated as of                               , between Cardinal Financial Corporation, a Virginia corporation (the “Corporation”) and                                            (the “Participant”), is made pursuant and subject to the provisions of the Corporation’s 2002 Equity Compensation Plan as amended and restated effective February 16, 2011 (the “Plan”).  The Plan, as it may be amended from time to time, is incorporated herein by reference. All terms used herein that are defined in the Plan shall have the same meanings given them in the Plan.

1.                                      Award of Restricted Stock.  Pursuant to the Plan, the Corporation on                              (the “Award Date”) granted to Participant              shares of Common Stock of the Corporation (the “Restricted Stock”).  Subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth.

2.                                      Terms and Conditions.  The award of Restricted Stock hereunder is subject to the following terms and conditions:

(a)                                 Vesting.   Except as provided in paragraph 3, this award of Restricted Stock shall become transferable and nonforfeitable (“Vested”) in accordance with the following schedule:

[Add Vesting Schedule]

(b)                                 Custody of Certificates.  The stock certificates evidencing the Restricted Stock shall be registered on the Corporation’s books in the name of the Participant as of Award Date.  Custody of stock certificates evidencing the Restricted Stock shall be retained by the Corporation so long as the Restricted Stock is not Vested.  The Corporation’s transfer agent will hold the stock in a book entry account for the benefit of the Participant.  The terms of such account shall restrict the transferability of shares held in the account until the Restricted Stock becomes Vested at which time the Corporation shall instruct the transfer agent to remove the restrictions.

(c)                                  Stock Power.  Participant shall deliver to the Corporation a stock power, endorsed in blank, with respect to the Restricted Stock.  The Corporation shall use the stock power to cancel any shares of Restricted Stock that do not become Vested.  The Corporation shall return the stock power to Participant with respect to any shares of Restricted Stock that become Vested.

(d)                                 Shareholder Rights.  Participant shall, subject to the restrictions of the Plan, have all rights of a shareholder with respect to the shares of Restricted Stock awarded hereunder, including the right to receive dividends, warrants and rights and to vote the shares; provided, however, that (i) Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Restricted Stock and (ii) dividends shall accumulate and be paid in additional shares of Common Stock which shall be issued to the Participant when the Restricted Shares become vested.  The number of additional shares of Common Stock to be paid to the Participant for dividends shall be determined on each date a dividend would have otherwise been paid on the Restricted Shares based on the Fair Market Value of a share of Common Stock on such date.  Prior to being issued, shares of Common Stock accumulated for dividends shall be treated as Stock Units under the Plan.

(e)                                  Legend.  The Corporation reserves the right to place a legend on each stock certificate, restricting the transferability of such certificate and referring to the terms and conditions (including forfeiture) provided in this Agreement.

(f)                                   Tax Withholding.  The Corporation has the right to withhold from any award of Restricted Stock the amount of taxes required to be withheld or otherwise deducted and paid with respect to such award.  The Corporation may withhold from any cash amounts due (or to become due) from the Corporation to the Participant or to withhold sufficient shares of Restricted Stock having a Fair Market Value as of the date such shares become Vested that is not less than the amount of such taxes and the Corporation shall cancel, in whole or in part, any such shares so withheld, in order to satisfy the Corporation’s withholding obligations.

3.                                  Death or Disability.  The shares of Restricted Stock not yet Vested shall become Vested in the event that Participant dies or becomes disabled while employed by the Corporation or a Subsidiary.

4.                                  Forfeiture.  All shares of Restricted Stock that are not then Vested shall be forfeited if Participant’s employment with the Corporation or a Subsidiary terminates except by reason of Participant’s death or disability.

5.                                      Change of Control.                                    Notwithstanding any other provision of this Agreement to the contrary, all shares of Restricted Stock not previously forfeited shall become Vested on a Change of Control Date.

6.                                      Fractional Shares.  Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle the Participant to a fractional share, such fraction shall be disregarded.

7.                                      No Right to Continued Employment.  This Agreement does not confer upon Participant any right with respect to continuance of employment by the Corporation or a Subsidiary, nor shall it interfere in any way with the right of the Corporation or a Subsidiary to terminate Participant’s employment at any time.

8.                                      Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia.

9.                                      Conflicts.  In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern.

10.                               Participant Bound by Plan.  Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

11.                               Binding Effect.  Subject to the limitations stated herein and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees and personal representatives of Participant and the successors of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be signed by a duly authorized officer, and Participant has affixed his signature hereto.

CARDINAL FINANCIAL CORPORATION

By:

Date:

PARTICIPANT

Name

Date: